Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements, of our report for Old National Bancorp, dated February 10, 2022, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K:
1.Form S-3 No. 333-120545 pertaining to the Old National Bancorp Amended and Restated Stock Purchase and Dividend Reinvestment Plan;
2.Form S-3 No. 333-258774 pertaining to the Old National Bancorp Amended and Restated Stock Purchase and Dividend Reinvestment Plan;
3.Form S-3 No. 333-238986 pertaining to the registration of Old National Bancorp’s securities on a universal shelf registration statement;
4.Form S-4 No. 333-257536 pertaining to the registration of equity securities in connection with the acquisition of First Midwest Bancorp, Inc.;
5.Form S-4 No. 333-104818 pertaining to Old National’s transaction with J.W.F. Insurance Companies, Inc;
6.Form S-8 No. 333-65516 pertaining to the Old National Bancorp 1999 Equity Incentive Plan;
7.Form S-8 No. 333-152769 pertaining to the Old National Bancorp 2008 Incentive Compensation Plan;
8.Form S-8 No. 333-161395 pertaining to the Old National Bancorp Employee Stock Purchase Plan;
9.Form S-8 No. 333-197938 pertaining to the United Bancorp, Inc. 1999 Stock Option Plan, the United Bancorp, Inc. 2005 Stock Option Plan and the United Bancorp, Inc. Stock Incentive Plan of 2010.

/s/ Crowe LLP

Louisville, Kentucky
February 10, 2022